EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Amendment No. 1 to the Registration Statement of Document Security Systems, Inc. (the “Company”) for the registration of shares of the Company’s common stock, par value $.02 per share, of our report dated March 28, 2007 on our audit of the consolidated financial statements of the Company for the year ended December 31, 2006 appearing in the Annual Report on Form 10-K of Document Security Systems, Inc. for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Freed Maxick & Battaglia, CPAs, PC
FREED MAXICK & BATTAGLIA, CPAS, PC

Buffalo, New York
May 16, 2007